Exhibit 99.1

April 30, 2010

Edward J. Swotek, Senior Vice President

Immediately

TierOne Bank’s Transaction with Great Western Bank Denied

LINCOLN, NE – April 30, 2010 - TierOne Corporation (NASDAQ:  TONE) (“Company”), the holding company for TierOne Bank (“Bank”), announced that the Company and the Bank received notification today from the Office of Thrift Supervision (“OTS”), the Bank’s primary regulator, that the Bank’s application to sell deposits, selected loans and other assets associated with 32 of the Bank’s branch offices to Great Western Bank has been denied.

Under the terms of the Branch Purchase Agreement between the Bank and Great Western Bank, OTS approval was a condition to closing the transaction.  As a result, the transaction contemplated by the Branch Purchase Agreement cannot be completed.

Corporate Profile
TierOne Corporation is the parent company of TierOne Bank, a $2.9 billion federally chartered savings bank headquartered in Lincoln, Nebraska.  Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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